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                                                                    EXHIBIT 23.1


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------


The Board of Directors
Keryx Biopharmaceuticals, Inc.:


We consent to the use of our report dated February 27, 2004, with respect to the consolidated balance sheets of Keryx Biopharmaceuticals, Inc. and subsidiaries, a development stage company, as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and for the period from December 3, 1996 to December 31, 2003, incorporated herein by reference.

KPMG LLP

New York, New York
September 28, 2004